Exhibit 10.2

Crompton Corporation
 199 Benson Road
Middlebury, CT 06749
(203) 573-2000

Restricted Stock Agreement

[Name of Optionee]

Pursuant to the terms and conditions of the Crompton Corporation 1998 Long Term Incentive Plan ("the Plan"), you have been granted a Restricted Stock Award for [        ] shares of stock as outlined below.

Granted To:	[Name of Optionee]

Grant Date:	November 23, 2004

Restricted Stock Granted:	[Number of Stock Granted]
Vesting Schedule:	50% on Fourth Anniversary, 50% on Fifth Anniversary;
[ ] shares on November 23, 2008; and
[ ] shares on November 23, 2009.

By your signature and the Company's signature below, you and the Company agree that these Restricted shares are granted under and governed by the terms and conditions of the Plan. A copy of the Plan is attached and made a part of this document.

Signature: Crompton Corporation	Date:
Signature: [Name of Optionee]	Date: